Exhibit 99.1

Contact:
Shelly Whitaker, APR
Shelly.whitaker@advanceautoparts.com

Direct	540-561-8452
Fax	540-561-6445

ADVANCE AUTO PARTS REPORTS FOURTH QUARTER AND ANNUAL RESULTS

ROANOKE, Va., February 13, 2008 — Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the fourth quarter and fiscal year ended December 29, 2007.

Fiscal Fourth-Quarter and Year End 2007 Performance Summary

	Fiscal Quarter Ended		Fiscal Year Ended
	December 2007	December 2006	2007	2006

Sales (in millions)	$1,048.4	$1,016.2	$4,844.4	$4,616.5

Comp Stores Sales %	(0.4%)	1.6%	0.8%	2.1%

Gross Profit %	47.1%	47.1%	47.9%	47.7%

SGA %	41.0%	40.8%	39.3%	39.0%

Operating Income %	6.1%	6.3%	8.6%	8.7%

Diluted EPS	$0.35	$0.33	$2.28	$2.16

Avg Diluted Shares (in 000s)	100,654	106,241	104,654	107,124

Fourth Quarter and Annual Highlights
Total revenue for the fourth quarter was over $1 billion.  Comparable-store sales declined by 0.4% compared to an increase of 1.6% last year.   The decrease was comprised of a 3.1% decrease in do-it-yourself (DIY) sales and an 8.2% increase in do-it-for-me (DIFM) sales.  This compares to a 0.3% decrease in DIY and a 7.9% increase in DIFM in the fourth quarter last year.

Fourth quarter gross margin was 47.1% of sales, which was flat compared to last year as a result of higher selling margin offset by higher shrinkage expense.

Fourth quarter selling, general and administrative (SG&A) expenses were 41.0% of sales compared to 40.8% last year, an increase of 24 basis points due to lower than anticipated sales and higher related occupancy expenses.

The Company reported quarterly interest expense of $8.2 million in the quarter compared to $7.8 million last year.   During the fourth quarter, two million Advance shares or 2% of the outstanding shares were repurchased for $75 million at an average price of $37.10.

Fourth quarter earnings per diluted share were $0.35 compared to $0.33 in the same quarter last year.

For the year, total revenue increased to $4.8 billion from $4.6 billion last year. The total year comparable-store sales increase of 0.8%, comprised of a 1.0% decrease in DIY sales and a 6.7% increase in DIFM sales, compares to a 2.1% increase last year.

For the year, gross margin was 47.9% of sales, a 23 basis-point improvement from last year. SG&A expenses were 39.3% of sales as compared to 39.0% in 2006.  Total year earnings per diluted share were $2.28, compared to $2.16 last year, an increase of 5.6%.   The company repurchased 8.3 million shares or 8% of its outstanding shares during fiscal year 2007 at an aggregate cost of $286 million, or $34.27 per share.  Since the end of 2007, the Company has repurchased another 4.6 million shares at an average price of $34.04 for a total expenditure of $155 million.

“The fourth quarter and fiscal year 2007 came up short of our financial expectations,” said Darren Jackson, President and Chief Executive Officer.   “That being said, we made significant progress in building the strategic roadmap to become a more customer-driven company.”

Key Financial Metrics

	Q4 2007	Q4 2006	FY 2007	FY 2006

Sales Growth %	3.2%	5.4%	4.9%	8.2%

DIY % Comp	(3.1%)	(0.3%)	(1.0%)	(0.3%)

DIFM % Comp	8.2%	7.9%	6.7%	10.8%

Sales per Sq Ft (1)	$44	$45	$207	$210

SG&A $ per Store (2)(3)	$133	$136	$601	$604

Inventory per Store (2)(4)	$469	$475	$469	$475

(1)	–	Sales per square foot is calculated as net sales divided by an average of beginning and ending square footage. Average square footage for each of the reported periods is as follows: Q4 2007 – 23,877,000; Q4 2006 – 22,519,000; FY 2007 – 23,368,000; and FY 2006 – 22,000,000.
(2)	–	$ in thousands.
(3)	–	SG&A per store is calculated as SG&A divided by the average of beginning and ending store count.
(4)	–	Inventory per store is calculated as total ending inventory divided by ending store count.

Total sales growth decreased compared to the prior fourth quarter and year due to lower comparable store sales and fewer new stores.  Lower comparable store sales for the fourth quarter resulted from a significant deceleration in DIY sales during the holiday season.  The Florida and Gulf Coast sales results continued to be difficult.   DIY accessories and motor oil sales experienced the largest declines in the quarter. DIFM sales remained consistently strong through the fourth quarter as a result of the renewed focus on this business and the initiatives that are driving greater parts availability.   All regions experienced solid DIFM growth in the quarter ranging from 5% to 11%.   Parts and chemicals experienced the largest gains in the quarter.   The combined lower comparable store sales resulted in sales per square foot being relatively flat.

SG&A expenses per store declined modestly in the quarter and for the year.   The SG&A reductions offset higher inflation costs.  Overall inventory investment per store declined slightly for the year as increased parts availability was offset by the removal of less productive inventory.

“Our strategic initiatives are beginning to take hold,” stated Elwyn Murray, Executive Vice President, Customer Development Officer.  “Our parts availability commercial trends are solid despite a tough economic environment.”

2008 Annual Guidance

	FY 08	FY 07	FY 06

Sales $ (in millions)	$5,100.0	$4,844.4	$4,616.5

Comp Sales %	0.0%	0.8%	2.1%

Operating Income %	8.7%	8.6%	8.7%

EPS $	$2.55	$2.28	$2.16

New Stores - AAP	100	175	190

New Stores - AI	15	21	25

Relocated Stores	10 - 20	29	47

Closed Stores	10 - 15	17	5

Capex $ (in millions)	$170 - $190	$219.6	$258.6

Annual Guidance Summary
The guidance for 2008 fiscal year is based on the prevailing economic environment where the Company believes it is prudent to forecast comparable store sales to be flat until Company trends demonstrate consistent and sustainable improvement. Operating income, as a percentage of sales, is expected to be approximately flat compared to 2007.   Gross margin is expected to improve modestly from continued lower costs and leverage of the logistics network.  The SG&A rate will modestly increase from higher occupancy and other fixed costs.  The SG&A rate would be expected to leverage were the company to achieve 1% comparable store sales.  With these assumptions, earnings per diluted share are anticipated to be approximately $2.55 in 2008 compared to $2.28 in 2007, or an increase of 12%.  It is anticipated that a 1% improvement in comparable store sales versus guidance would add approximately $0.10 to earnings per diluted share.  A 10 basis point improvement in operating margin rate would be expected to add approximately $0.03 earnings per diluted share.  Fiscal year 2008 includes 53 weeks and guidance is for that period.  The 53rd week is anticipated to have an approximate $0.10 positive impact on 2008 earnings per diluted share results.

“Our 2008 fiscal year guidance reflects our actual trends and the economic uncertainty which we believe is prudent,” said Mike Norona, Executive Vice President and Chief Financial Officer.  “However, we are focused on achieving higher levels of sales and earnings growth based on our strategic priorities.”

Dividend
On February 13, 2008, the Company’s Board of Directors declared a regular quarterly cash dividend of six cents per share to be paid on April 4, 2008 to stockholders of record as of March 21, 2008.

Investor Conference Call
The Company will host a conference call on Thursday, February 14, 2008 at 8:00 a.m. Eastern Standard Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s Web site, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s Web site until February 14, 2009.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales.  As of December 29, 2007, the Company operated 3,261 stores in 40 states, Puerto Rico, and the Virgin Islands.  The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, CAPEX, comparable-store sales, gross margin,  SG&A, operating income, and earnings per diluted share for fiscal year 2008.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 30, 2006, on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 29,	December 30,
	2007	2006

Assets

Current assets:
Cash and cash equivalents	$14,654	$11,128
Receivables, net	84,983	97,046
Inventories, net	1,529,469	1,463,340
Other current assets	53,719	40,459
Total current assets	1,682,825	1,611,973

Property and equipment, net	1,047,944	994,977
Assets held for sale	3,274	1,548
Goodwill	33,718	33,718
Intangible assets, net	26,844	27,926
Other assets, net	10,961	12,539
	$2,805,566	$2,682,681

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$30,000	$34,206
Current portion of long-term debt	610	67
Financed vendor accounts payable	153,549	127,543
Accounts payable	688,970	651,587
Accrued expenses	301,414	252,975
Other current liabilities	51,385	47,042
Total current liabilities	1,225,928	1,113,420

Long-term debt	505,062	477,173
Other long-term liabilities	50,781	61,234
Total stockholders' equity	1,023,795	1,030,854
	$2,805,566	$2,682,681

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
December 29, 2007 and December 30, 2006
(in thousands, except per share data)
(unaudited)

	December 29,	December 30,
	2007	2006

Net sales	$1,048,382	$1,016,150

Cost of sales, including purchasing and warehousing costs	554,790	537,719

Gross profit	493,592	478,431

Selling, general and administrative expenses	430,045	414,346

Operating income	63,547	64,085

Other, net:
Interest expense	(8,175)	(7,845)
Other (expense) income, net	(189)	818
Total other, net	(8,364)	(7,027)

Income before provision for income taxes	55,183	57,058

Provision for income taxes	20,431	21,704

Net income	$34,752	$35,354

Basic earnings per share	$0.35	$0.34
Diluted earnings per share	$0.35	$0.33

Average common shares outstanding ( a )	99,955	105,292
Dilutive effect of stock options	699	949
Average common shares outstanding - assuming dilution	100,654	106,241

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At December 29, 2007 and December 30, 2006, we had 99,060 and 105,351 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fifty-Two Week Periods Ended
December 29, 2007 and December 30, 2006
(in thousands, except per share data)
(unaudited)

	December 29,	December 30,
	2007	2006

Net sales	$4,844,404	$4,616,503

Cost of sales, including purchasing and warehousing costs	2,523,435	2,415,339

Gross profit	2,320,969	2,201,164

Selling, general and administrative expenses	1,904,540	1,797,814

Operating income	416,429	403,350

Other, net:
Interest expense	(34,809)	(35,992)
Gain on extinguishment of debt, net	-	986
Other income, net	1,014	1,571
Total other, net	(33,795)	(33,435)

Income before provision for income taxes	382,634	369,915

Provision for income taxes	144,317	138,597

Net income	$238,317	$231,318

Basic earnings per share	$2.30	$2.18
Diluted earnings per share	$2.28	$2.16

Average common shares outstanding ( a )	103,826	106,129
Dilutive effect of stock options	828	995
Average common shares outstanding - assuming dilution	104,654	107,124

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the year. At December 29, 2007 and December 30, 2006, we had 99,060 and 105,351 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Fifty-Two Week Periods Ended
December 29, 2007 and December 30, 2006
(in thousands)
(unaudited)

	December 29,	December 30,
	2007	2006
Cash flows from operating activities:
Net income	$238,317	$231,318
Depreciation and amortization	147,264	139,423
Share-based compensation	18,096	19,052
Benefit for deferred income taxes	(20,535)	(6,562)
Excess tax benefit from share-based compensation	(11,841)	(5,272)
Loss on extinguishment of debt	-	1,887
Other non-cash adjustments to net income	11,302	2,637
Decrease (increase) in:
Receivables, net	5,951	(2,318)
Inventories, net	(66,129)	(92,239)
Other assets	(10,709)	9,412
Increase (decrease) in:
Accounts payable	37,383	22,339
Accrued expenses	64,256	15,264
Other liabilities	6,187	(1,337)
Net cash provided by operating activities	419,542	333,604

Cash flows from investing activities:
Purchases of property and equipment	(219,600)	(258,586)
Insurance proceeds related to damaged property	6,636	-
Business acquisitions, net of cash acquired	-	(12,500)
Proceeds from sales of property and equipment	1,821	12,444
Net cash used in investing activities	(211,143)	(258,642)

Cash flows from financing activities:
Decrease in bank overdrafts	(4,206)	(15,964)
Increase in financed vendor accounts payable	26,006	8,192
Early extinguishment of debt	-	(433,775)
Dividends paid	(25,152)	(19,153)
Net borrowings on credit facilities	24,200	472,275
Net borrowings (payments) on note payable	4,232	(60)
Payment of debt related costs	(821)	(1,070)
Proceeds from the issuance of common stock, primarily exercise
of stock options	42,547	17,203
Excess tax benefit from share-based compensation	11,841	5,272
Repurchase of common stock	(282,910)	(137,560)
Other	(610)	23
Net cash used in financing activities	(204,873)	(104,617)

Net increase (decrease) in cash and cash equivalents	3,526	(29,655)
Cash and cash equivalents, beginning of period	11,128	40,783
Cash and cash equivalents, end of period	$14,654	$11,128

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Fifty-Two Week Periods Ended
December 29, 2007 and December 30, 2006
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow

	December 29,	December 30,
	2007	2006

Cash flows from operating activities	$419,542	$333,604
Cash flows used in investing activities	(211,143)	(258,642)
	208,399	74,962

Increase in financed vendor accounts payable	26,006	8,192

Free cash flow	$234,405	$83,154

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.